Filed Pursuant to Rule 424(b)(3)
Registration No. 333-130857
PROSPECTUS SUPPLEMENT DATED MAY 11, 2006
(To Prospectus Filed March 7, 2006)
3.9375% Convertible Senior Debentures Due 2015
5,105,061 Common Shares
This prospectus supplement, together with the prospectus described above, is to be used by certain holders of the securities referenced above, or by their transferees, pledgees, donees or their successors, in connection with the offer and sale of the securities. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus.
SELLING SECURITY HOLDERS
The table included in the section captioned “Selling Security Holders” commencing on page 23 of the prospectus is hereby amended to add selling security holders and to reflect the debentures, and common stock issuable upon conversion of the debentures, for those selling security holders, as shown below:

				No. of	No. of	No. of
	Amount of	% of		Shares of	Shares of	Shares of
	Debentures	Debentures	Amount of	Common Stock	Common Stock	Common Stock
	Beneficially	Beneficially	Debentures Being	Beneficially	Being	Owned After
Name of Selling Security Holder	Owned ($)	Owned	Offered ($)(a)	Owned(b)(c)	Offered(a)(c)	Offering(a)

1976 Distribution Trust FBO A R Lauder/Zinterhofer(1)	4,000	*	4,000	118	118	0

2000 Revocable Trust FBO A R Lauder/Zinterhofer(1)	4,000	*	4,000	118	118	0

Alcon Laboratories Inc.(1)	299,000	*	299,000	8,848	8,848	0

Arlington County Employees Retirement System(1)	564,000	*	564,000	16,691	16,691	0

British Virgin Islands Social Security Board(1)	102,000	*	102,000	3,018	3,018	0

City University of New York(1)	88,000	*	88,000	2,604	2,604	0

Grady Health System(1)	84,000	*	84,000	2,485	2,485	0

New Orleans Fire Fighters’ Pension(1)	51,000	*	51,000	1,509	1,509	0

				No. of	No. of	No. of
	Amount of	% of		Shares of	Shares of	Shares of
	Debentures	Debentures	Amount of	Common Stock	Common Stock	Common Stock
	Beneficially	Beneficially	Debentures Being	Beneficially	Being	Owned After
Name of Selling Security Holder	Owned ($)	Owned	Offered ($)(a)	Owned(b)(c)	Offered(a)(c)	Offering(a)

Occidental Petroleum Corporation(1)	192,000	*	192,000	5,682	5,682	0

Pro Mutual Group(1)	552,000	*	552,000	16,336	16,336	0

San Francisco City and County Employee Retirement System(1)	863,000	*	863,000	25,540	25,540	0

*	Less than 1%
(a)	Because each selling security holder may sell pursuant to this prospectus all or a portion of the offered debentures, and common stock issuable upon conversion of the debentures, we cannot know or estimate number or percentage of debentures and common stock that the selling security holder will hold upon the termination of any particular offering. Please refer to the “Plan of Distribution” beginning on page 64 of the prospectus. The information presented assumes that all of the selling security holders will fully convert the debentures for cash and shares of our common stock, and that the selling security holders will sell all shares of our common stock that they receive pursuant to such conversion.

(b)	Includes shares of our common stock issuable upon conversion of the debentures.

(c)	The number of shares of our common stock issuable upon conversion of the debentures is calculated assuming (i) the debentures are worth $345,000,000 at the time of conversion, with the $172,500,000 principal amount paid in cash and the remaining $172,500,000 paid in shares of our common stock, and (ii) the conversion of the full amount of debentures held by the selling security holders at the initial conversion price of $33.79, which corresponds to the initial conversion rate of 29.5972 shares per $1,000 principal amount of the debentures. The number of shares of our common stock to be offered using this prospectus may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the debentures. Instead, we will pay cash in lieu of fractional shares, if any.

(1)	Advent Capital Management, LLC, as investment advisor to each of the selling security holders named in this prospectus supplement, has voting and investment power over the securities held by these selling security holders. Tracy V. Maitland, as President and Chief Investment Officer, controls Advent Capital Management.
The amended table is based solely on the most current information provided to us by the selling security holders named above. These selling security holders have not, within the past three years, held any position or office with us or any of our predecessors or affiliates or had any other material relationship with us or any of our predecessors or affiliates.